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                                 JONES, WALKER
                              WAECHTER, POITEVENT
                           CARRERE & DENEGRE, L.L.P.

                              August 3, 1998

Bayou Steel Corporation
River Road
P.O. Box 5000
LaPlace, Louisiana 70068

  Re: Bayou Steel Corporation
     Registration Statement on Form S-4

     $120,000,000 aggregate principal amount of
     9 1/2% First Mortgage Notes due 2008

Gentlemen:

  We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") filed by Bayou Steel Corporation, a Delaware corporation (the "Company"), and Bayou Steel Corporation (Tennessee), a Delaware Corporation, and River Road Realty Corporation, a Louisiana corporation (collectively, the "Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on the date hereof with respect to the Company's offer to exchange (the "Exchange Offer") up to $120 million aggregate principal amount of the Company's registered 9 1/2% First Mortgage Notes due 2008 (the "Exchange Notes") for a like principal amount of the Company's unregistered 9 1/2% First Mortgage Notes due 2008 (the "Old Notes"). The Guarantors will jointly and severally guarantee (the "Guarantees") the Exchange Notes. The Exchange Notes and Guarantees will be offered under an Indenture dated as of May 22, 1998, between the Company, the Guarantors and First National Bank of Commerce, as trustee (the "Indenture").

  In so acting, we have examined originals, or photostatic or certified copies, of the Indenture, the form of the Exchange Notes and such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

  Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

    When the Exchange Notes issuable upon consummation of the Exchange Offer have been (i) duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) duly issued and delivered against the receipt of Old Notes surrendered in exchange therefor, and if a court of appropriate jurisdiction were to hold that the Exchange Notes and Guarantees were governed by and to be construed under the laws of the State of Louisiana notwithstanding the choice in the Exchange Notes and the Indenture of New York as the governing law, the Exchange Notes and Guarantees will constitute the legal, valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
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  The foregoing opinion is limited in all respects to the laws of the State of
Louisiana and federal laws. We are members of the Bar of the State of Louisiana and have neither been admitted to nor purport to be experts on the laws of any other jurisdiction.

  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,

                                          JONES, WALKER, WAECHTER, POITEVENT,
                                            CARRERE & DENEGRE, L.L.P.

                                          By:  /s/ Lisa M. Buchanan
                                             -----------------------------
                                             Lisa M. Buchanan, Partner